Exhibit 99.1

                Rogers Corporation Reports First Quarter Results

     ROGERS, Conn.--(BUSINESS WIRE)--May 2, 2007--Rogers Corporation (NYSE:ROG) today announced record first quarter sales of $115.8 million, up 12% compared to the $103 million sold in the first quarter of 2006 and above the Company's February 21, 2007, guidance of $108 to $112 million. Diluted earnings per share for the first quarter of 2007 were $0.54 above the Company's February 21, 2007 guidance of $0.48 to $0.52. Net income for the quarter was $9.5 million, compared to $12.6 million a year ago. Equity-based incentive compensation expense was $2.6 million this quarter and $0.5 million in the first quarter of 2006.

     Custom Electrical Components

     Sales of Custom Electrical Components were $39.3 million for the quarter, up 36% compared to last year's first quarter sales of $28.8 million. The sales increase was primarily driven by portable communication applications and higher demand in the locomotive market. The Company previously added capacity for power distribution components at its Suzhou, China campus, in anticipation of an increased demand in the locomotive market. Sales into the portable communications market, although up over 30% year-over-year, were negatively impacted by slower than expected sales into existing programs resulting in a sequential decline from the third and fourth quarters of 2006.

     Printed Circuit Materials

     Printed Circuit Materials segment sales totaled $39.0 million, up 7% over the first quarter of 2006. Sales into communications infrastructure, satellite TV dishes, and military applications were up considerably over last year's first quarter, and more than mitigated a decline in sales into the portable communications and hard disk drive markets. The Company anticipates that the on-going global roll-out of next generation cellular wireless broadband communication networks will continue to drive revenue growth in this business segment for the foreseeable future. Also, consumer demand for increased high-definition satellite television offerings will provide sales growth as newer systems are deployed.

     High Performance Foams

     Sales of High Performance Foams were $26.0 million, up slightly over the first quarter of last year. Sales of foam materials into the consumer, aerospace, and locomotive markets grew in line with expectations and helped offset slower sales of foams into general industrial applications. Rogers' foam materials comprise its most diverse set of product lines, as they are sold into every market segment the Company's many products address. During the quarter, the Company began sampling of its thinnest, softest product for handheld electronics, with formal launch set for the second quarter.

    Joint Ventures

     Rogers' 50% owned joint ventures had quarterly sales totaling $22.1 million, down 27% from the first quarter of 2006. In the first quarter of 2006, the Company's high performance foam materials joint venture with Inoac Corporation began fully utilizing new capacity, and worked to reduce its backlog, which led to last year's record first quarter sales. A combination of excess inventory throughout the supply chain, in addition to a slowdown in the hard disk drive and portable communications markets, are the major factors for the quarter-over-quarter decline in sales at all of the Company's joint ventures.

     First quarter 2007 gross margin was 30%. Rogers' balance sheet ended the quarter with a cash and short-term investment balance of $60.8 million. Capital expenditures were approximately $7.7 million for the first quarter, and are expected to be in the range of $30 to $35 million for the year. During this quarter the Company spent $13.9 million repurchasing 287,000 shares under its current buyback program, which authorized up to $50 million for repurchases.

     The Company's tax rate was 24% during the first quarter and is expected to trend upward throughout 2007. The anticipated increase in the Company's tax rate is primarily due to the adoption in the first quarter of 2007 of FASB Interpretation No. 48 (FIN 48) and the maturation of tax holidays in the Company's lower tax jurisdictions.

     Robert D. Wachob, Rogers' President and CEO, commented, "After a year of unprecedented growth we continue to believe that 2007 will be a strong year. However, accelerated program terminations and price declines with some of our largest portable communication programs are challenging our ability to meet our performance objectives. As we have seen several times in our past after a period of strong growth, it's important to remain focused on the fundamentals of our business model. We intend to make significant operational improvements including margins along with good working capital management, especially inventory, throughout 2007. We will continue to invest in our new business and new product development efforts. The number of new product introductions in 2007 will be a record. Our second quarter sales forecast is $102 to $106 million with diluted earnings per share of $0.45 to $0.49."

     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2006 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of May 2, 2007, and Rogers undertakes no duty to update this information unless required by law.

     Additional Information and May 3 Conference Call

     For more information, please contact the Company directly, visit Rogers' website on the Internet, or send a message by email.


Website Address: http://www.rogerscorporation.com
Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer, Phone: 860-779-5508, FAX: 860-779-4714
Editorial Contact: Edward J. Joyce, Investor Relations Manager
Phone: 860-779-5705, FAX: 860-779-5509,
Email: edward.joyce@rogerscorporation.com

     A conference call to discuss first quarter results will be held on Thursday, May 3 at 9:00AM (Eastern Time).

     The Rogers participants in the conference call will be:


Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President Finance and CFO
Robert M. Soffer, Vice President, Treasurer and Secretary
Debra J. Granger, Vice President, Corporate Compliance and Controls Paul B. Middleton, Corporate Controller
Edward J. Joyce, Investor Relations Manager

     A Q&A session will immediately follow management's comments.

     To participate in the conference call, please call:


      1-800-574-8929 Toll-free in the
      United States
      1-706-634-1907 Internationally
      There is no passcode for the live
      teleconference.

     For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Thursday, May 10, 2007. The passcode for the audio replay is 6497033.

     The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

                          (Financial Statements Follow)


Consolidated Statements of Income
                                                     Quarters Ended
                                                   April 1,  April 2,
  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           2007      2006
------------------------------------------------------------ ---------
  Net Sales                                        $115,846  $103,131
  Costs and Expenses:
    Cost of Sales                                    80,648    66,844
    Selling and Administrative                       19,291    17,385
    Research and Development                          5,688     5,961
                                                   --------- ---------
  Total Costs and Expenses (1)                      105,627    90,190
                                                   --------- ---------
  Operating Income                                   10,219    12,941
    Equity income in unconsolidated JVs               1,268     2,889
    Other Income (Expense) less Other Charges           587       (17)
     Interest Income, Net                               425       350
                                                   --------- ---------
  Income Before Income Taxes                         12,499    16,163
     Income Tax Expense                               2,988     3,556
                                                   --------- ---------
  Net Income                                         $9,511   $12,607
                                                   --------- ---------
  Net Income Per Share:
    Basic                                             $0.56     $0.76
                                                   --------- ---------
    Diluted                                           $0.54     $0.74
                                                   --------- ---------
  Shares Used in Computing:
    Basic                                            16,834    16,486
                                                   --------- ---------
    Diluted                                          17,647    16,928
                                                   --------- ---------

    (1) Including Depreciation and Amortization of: 2007 - $5,352;
2006 - $5,347.


Consolidated Balance Sheets
                                                   April 1,  December
(IN THOUSANDS)                                       2007     31, 2006
------------------------------------------------------------ ---------
Assets
  Current Assets:
    Cash and Cash Equivalents                       $23,078   $13,638
    Short-term Investments                           37,730    68,185
    Accounts Receivable, Net                         85,216    86,311
    Accounts Receivable - Joint Ventures              4,669     5,437
    Accounts Receivable - Other                       2,129     3,552
    Note Receivable, Current                          2,100     2,100
    Inventories                                      71,508    70,242
    Current Deferred Income Taxes                    17,075    15,430
    Asbestos-Related Insurance Receivables            4,244     4,244
    Other Current Assets                              6,221     3,415
                                                   --------- ---------
      Total Current Assets                          253,970   272,554
                                                   --------- ---------
  Property, Plant and Equipment, Net                143,207   141,728
  Investments in Unconsolidated Joint Ventures       26,174    26,629
  Deferred Income Taxes                               6,690     4,828
  Pension Asset                                         974       974
  Goodwill                                           10,656    10,656
  Other Intangible Assets                               339       454
  Asbestos-Related Insurance Receivables             18,503    18,503
  Other Assets                                        4,522     4,576
                                                   --------- ---------
      Total Assets                                 $465,035  $480,902
                                                   --------- ---------
Liabilities and Shareholders' Equity
  Current Liabilities:
    Accounts Payable                                $17,791   $25,715
    Accrued Employee Benefits and Compensation       14,633    27,322
    Accrued Income Taxes Payable                     17,794     9,970
    Asbestos-Related Liabilities                      4,244     4,244
    Other Current Liabilities                        16,942    14,892
                                                   --------- ---------
      Total Current Liabilities                      71,404    82,143
                                                   --------- ---------
  Noncurrent Pension Liability                       11,698    11,698
  Noncurrent Retiree Health Care and Life Insurance
   Benefits                                          10,021    10,021
  Asbestos-Related Liabilities                       18,694    18,694
  Other Long-Term Liabilities                           997     1,169
  Shareholders' Equity                              352,221   357,177
                                                   --------- ---------
      Total Liabilities and Shareholders' Equity   $465,035  $480,902
                                                   --------- ---------


     CONTACT: Financial News Contact:
              Dennis M. Loughran, 860-779-5508
              FAX: 860-779-4714
              Vice President Finance and Chief Financial Officer or
              Editorial Contact:
              Edward J. Joyce, 860-779-5705,
              FAX: 860-779-5509,
              Investor Relations Manager
              edward.joyce@rogerscorporation.com